Exhibit 99.1

Worthington to Sell Interest in European Steel Processing Joint Venture

COLUMBUS, Ohio--(BUSINESS WIRE)--October 31, 2008--Worthington Industries, Inc. (NYSE:WOR) announced today that its Worthington Steel Company has agreed to sell its 49% equity interest in Canessa Worthington Slovakia to its partner in the joint venture, The CLN Group. The European steel processing joint venture was formed in August 2007 and operated a facility in Kosice, Slovakia.

“This was a very amicable parting of ways,” Mark A. Russell, Worthington Steel Company president said. “We continue our good relationship with Canessa and the CLN Group. We have a long track record of successful joint ventures and we will continue to look for opportunities in Eastern Europe.”

Worthington Steel, a Worthington Industries company, is one of America’s largest independent steel processors of flat-rolled steel. Operating 11 facilities across North America, the company offers the widest range of services in the industry, including acrylic coating, cleaning, cold-rolling, configured blanking, cutting-to-length, dry lubricating, edging, galvannealing, hot-dipped galvanizing, hydrogen annealing, pickling, slitting, stainless steel, temper rolling and tension leveling.

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs approximately 8,000 people and operates 68 manufacturing facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (“the Act”). Statements by the company, which are not historical information constitute “forward looking statements” within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company’s filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com